Exhibit 99.1

BG Staffing, Inc. Announces Proposed Public Offering of Common Stock

PLANO, Texas – May 24, 2018 – BG Staffing, Inc. (NYSE American: BGSF), a rapidly growing national provider of professional temporary staffing services, today announced that it intends to offer newly issued shares of its common stock in an underwritten public offering. Roth Capital Partners and Taglich Brothers, Inc. are acting as joint book-running managers for the offering. The offering is subject to market conditions.

The Company intends to use the net proceeds received from the sale of the common stock to reduce outstanding indebtedness and for general corporate purposes; however, a portion of the net proceeds may also be used to cancel outstanding stock options currently held by L. Allen Baker, Jr., BG Staffing’s president and chief executive officer.

A shelf registration statement relating to the shares of common stock to be issued in the proposed offering was filed with the Securities and Exchange Commission (the "SEC") and is effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying prospectus will be filed with the SEC and, when available, may be obtained from Roth Capital Partners, 888 San Clemente Drive, Newport Beach, California 92660, Attn: Equity Capital Markets, via telephone at (800) 678-9147 or via email at rothecm@roth.com, or from Taglich Brothers, Inc., 275 Madison Avenue, Suite 1618, New York, New York 10016, Attn: Equity Capital Markets, via telephone (212) 661-6886 or via email at schroeder@taglichbrothers.com, or by accessing the SEC's website, www.sec.gov.

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a professional temporary staffing platform that has integrated several regional and national brands.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. The Company’s actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the SEC, including in the “Risk Factors’ section of the preliminary prospectus supplement. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,”

Exhibit 99.1

“intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com